Exhibit 10.1
Carrier Global Corporation
2020 Long-Term Incentive Plan
Performance Share Unit Award
Schedule of Terms
(Rev. February 6, 2025)

This Schedule of Terms describes the material features of the Participant’s Performance Share Unit Award (the “PSU Award” or the “Award”) granted under the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “LTIP”), subject to this Schedule of Terms, the Award Agreement, and the terms and conditions set forth in the LTIP. The LTIP Prospectus contains further information about the LTIP and this Award and is available on the Company’s internal employee website and at www.ubs.com/onesource/CARR.

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Certain Definitions

A Performance Share Unit (a “PSU”) represents the right to receive one share of common stock of Carrier Global Corporation (the “Common Stock”) (or a cash payment equal to the Fair Market Value thereof). PSUs generally vest and are converted into shares of Common Stock if, and to the extent, the associated pre-established performance targets are achieved and the Participant remains employed or otherwise engaged by the Company or the Corporation through the end of the applicable performance measurement period (see “Vesting” below), or upon an earlier Termination of Service under limited circumstances that result in accelerated vesting (see “Termination of Service” below). “Company” means Carrier Global Corporation, together with its subsidiaries, divisions and Affiliates (collectively, the “Corporation”). “Termination Date” means the date the Participant’s employment ends, or, if different, the date a Participant ceases providing services to the Corporation as an employee, consultant, or in any other capacity. For the avoidance of doubt, absences from employment by reason of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service shall not be recognized as service in determining the Termination Date. All references to termination of employment in this Schedule of Terms will be deemed to refer to “Termination of Service” as defined in the LTIP. “Committee” means the Compensation Committee of the Board. Capitalized terms not otherwise defined in this Schedule of Terms have the same meaning as defined in the LTIP.
Acknowledgement and Acceptance of Award
The number of PSUs awarded is set forth in the Award Agreement. The Award recipient (the “Participant”) must affirmatively acknowledge and accept the terms and conditions of the PSU Award within 150 days following the Grant Date. A failure to acknowledge and accept the PSU Award within such 150-day period will result in forfeiture of the PSU Award, effective as of the 150th day following the Grant Date.
Participants must acknowledge and accept the terms and conditions of this PSU Award electronically via the UBS One Source website at www.ubs.com/onesource/CARR. Participants based in certain countries may be required to acknowledge and accept the terms and conditions of this PSU Award by signing and returning the designated hard copy portion of the Award Agreement to the Stock Plan Administrator.
Vesting
PSU Awards will vest in accordance with the schedule set forth in the Award Agreement, subject to performance relative to pre-established Performance Goals, and the Participant’s continued employment or service with the Corporation through the applicable performance measurement period. The Award Agreement specifies the applicable Performance Goals, performance period, vesting date, minimum performance required for vesting, range of vesting and relative weighting for each Performance Goal.
Performance Goals include: (i) adjusted earnings per share growth (“EPS Growth”); and (ii) total shareholder return (“TSR”) relative to a subset of industrial companies in the S&P 500 index.

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EPS Growth is net income from continuing operations divided by average diluted shares outstanding, subject to adjustments for restructuring, non-recurring and other significant, defined non-operational items. The Committee may adjust the EPS Growth calculation (positively or negatively) to exclude the impact of certain items unrelated to operational performance. Such adjustment may be made when necessary to maintain the validity of the Performance Goal, as originally established. EPS Growth will be measured as a three-year compound annual growth rate target.

TSR is the change in share price over the cumulative three-year performance period (plus reinvested dividends). TSR is calculated using the trailing 20-day average share price at the beginning and end of the three-year performance period for Carrier and companies within a subset of industrial companies in the S&P 500 Index at the beginning of the performance period, assuming dividends distributed during the performance period are reinvested for additional shares of the issuing company’s stock. Carrier’s TSR is then compared to the TSR of a subset of industrial companies in the S&P 500 previously approved by the Committee to determine Carrier’s percentile ranking. If Carrier’s three-year TSR is negative, the payout portion of the PSU award is capped at 100% of the target, regardless of Carrier’s performance vs. the subset of industrial companies in the S&P 500 Index.

Unvested PSUs will be forfeited in the event of Termination of Service prior to the vesting date except in certain earlier terminations involving Retirement, Involuntary Termination, Disability, Change-in-Control Termination, or death (see “Termination of Service” below).
PSUs may also be forfeited and value realized from previously vested PSUs may be recouped by the Company under certain circumstances (see “Forfeiture of Award and Repayment of Realized Gains” below).
No Shareowner Rights
A PSU is the right to receive a share of Common Stock in the future (or a cash payment equal to the Fair Market Value), subject to continued employment or service, achievement of performance targets, and certain other conditions. The holder of a PSU has no voting, dividend or other rights accorded to owners of Common Stock unless and until PSUs are converted into shares of Common Stock.
Payment / Conversion of PSUs
Vested PSUs will be converted into shares of Common Stock to be delivered to the Participant as soon as administratively practicable following, when the Committee determines if, and to what extent, PSUs have vested as a result of the achievement of Performance Goals, but in no event later than March 15th following the year in which such vesting date occurs (see special rules for specified employees below); provided that to the extent the PSUs constitute “nonqualified deferred compensation” subject to Section 409A as a result of the provisions under “Retirement” below, such settlement shall occur during the calendar year in which the vesting date occurs, except as otherwise set forth herein. If Performance Goals are not met, the PSUs that do not vest will be cancelled without value. PSUs may be paid in cash if the Committee so determines, including where local law restricts the distribution of Common Stock.

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Furthermore, the Committee reserves the right to sell shares of Common Stock held by the Participant as a result of vesting of PSUs as soon as administratively practicable following the Participant’s Termination Date where required by local law. By way of example, for Participants subject to exchange control regulations in the People’s Republic of China, if the Participant’s Termination of Service is the result of an involuntary termination by the Corporation for reasons other than Cause, death, Disability, or a Change-in-Control Termination and the Participant is eligible for accelerated vesting on his/her outstanding PSUs as described below, the PSUs will vest (at target performance) and the Corporation’s broker will sell the shares of Common Stock held by the Participant within six months following the Participant’s Termination date, and the proceeds from such sale less any applicable withholdings, will be delivered to the Participant (or the Participant’s estate) as soon as administratively practicable.
Termination of Service
The treatment of PSUs upon Termination of Service depends upon the reason for termination, as detailed in the following sections. PSUs held for less than one year as of the Termination Date will be forfeited, except in the event of death, Disability, or Change-in-Control Termination, as discussed below.
Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the Termination Date.
Retirement. If the Participant’s termination results from Retirement, unvested PSUs held for at least one year as of the Termination Date will remain outstanding and, if and to the extent the Committee determines that Performance Goals have been achieved, will vest and convert into shares of Common Stock (or cash) to be delivered to the Participant as soon as administratively practicable thereafter (but in no event more than 90 days following the Termination Date (see special rules for specified employees below). For this purpose, Retirement means either a Normal Retirement or Early Retirement as defined below:
•“Normal Retirement” means retirement on or after age 65;
• “Early Retirement” means retirement on or after:
oAge 55 with 10 or more years of continuous service as of the Termination Date; or
oFor all Participants who were actively employed by the Corporation at an M/P7 or F1/F2 level or above on December 31, 2021 (as those levels existed on December 31, 2021), Early Retirement shall also mean age 50, but before age 55, and the Participant’s age and continuous service as of the Termination Date adds up to 65 or more (“Rule of 65”).
A Participant will not be eligible to receive Retirement treatment with respect to any Award in the event of involuntary termination by the Corporation for Cause.

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For purposes of this Retirement section, continuous service shall have the meaning ascribed to it in any policy that may be issued by the Company from time to time addressing the calculation of an employee’s (including a re-employed employee’s) continuous service date. The calculation to determine Early Retirement will include partial years, rounded down to the nearest full month.

Involuntary Termination for Cause. If the Participant’s termination results from an involuntary termination by the Corporation for Cause (as defined in the LTIP), unvested PSUs will be forfeited as of the Termination Date regardless of the Participant’s Retirement eligibility. In addition, value realized from previously vested PSUs is subject to repayment in the event of termination for Cause or certain other occurrences (see “Forfeiture of Award and Repayment of Realized Gains” below).
Involuntary Termination other than for Cause, death, or Disability. If the Participant’s termination results prior to the vesting date from an involuntary termination by the Corporation for reasons other than Cause, death, Disability, and does not constitute a Change-in-Control Termination, unvested PSUs held for at least one year as of the Termination Date will receive pro-rata vesting treatment, subject to the Participant providing the Company with a release of claims against the Corporation in a form and manner satisfactory to the Company. The pro-rata vesting of a PSU Award held for at least one year will be based on the number of months worked during the vesting period, including partial months, relative to the full vesting period. The pro-rata PSUs will remain outstanding and eligible to vest per the terms of the Award. Any PSUs not deemed eligible to vest under this pro-rata vesting formula will be forfeited as of the Termination Date.

Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the pro-rata vesting percentage.

For the avoidance of doubt, the foregoing pro-rata vesting upon a Termination without Cause will include eligibility will occur for involuntary terminations resulting from workforce reductions, location closings, restructurings, layoffs or similar events, as determined by the Committee.

Retirement eligible Participants will be eligible to vest in accordance with the Retirement provisions set forth above. Change-in-Control Terminations are subject to vesting treatment as set forth in the Change-in-Control provisions below. A Participant who is involuntarily terminated for Cause is not eligible for pro-rata vesting of Awards.
Voluntary Termination. A Participant who voluntarily terminates employment or service (other than for Retirement or a Change-in-Control Termination) is not entitled to pro-rata vesting and will forfeit all unvested PSUs.
Death or Disability. If the Participant dies while still employed by or providing services to the Corporation, or if the Participant incurs a Disability (as defined in the LTIP), all unvested PSUs will vest as of the date of the death or Disability, as applicable, and will be converted (at target performance) to shares of Common Stock (or cash) to be delivered to the Participant’s estate, net of taxes (where applicable), as soon as administratively practicable; provided that with respect to any individual who is eligible for Retirement vesting at the time of Disability and

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therefore the PSUs constitute “nonqualified deferred compensation” subject to Section 409A of the Code, such settlement will occur within 90 days after the Disability.
Change-in-Control Termination. If the PSUs are replaced with a Replacement Award in connection with a Change-in-Control in accordance with Section 10(c) of the LTIP, and a Participant’s termination results from an involuntary termination by the Company for reasons other than for Cause, or due to the Participant’s voluntary termination for “Good Reason,” in each case, within 24 months following a Change-in-Control in accordance with Section 10(d) of the LTIP (such Termination of Service, a “CIC Termination”), then all unvested PSUs will vest at the greater of: (1) the applicable target level as of the Termination Date; or (2) the level of achievement as determined by the Committee not later than the date of the Change-in-Control, taking into account performance through the latest date preceding the Change-in-Control as to which performance can, as a practical matter be determined (but not later than the end of the applicable performance period) and be converted into shares of Common Stock (or cash) to be delivered to the Participant as soon as administratively practicable after the Termination Date, subject to the six-month delay noted below under “Specified Employees,” if applicable.
Specified Employees. If a Participant is a “specified employee” within the meaning of Section 409A of the Code (i.e., generally the fifty highest paid employees, as determined by the Company) at the time of the Participant’s Termination of Service, and PSUs are accelerated and will vest by reason of such Participant’s Termination of Service (e.g., Change-in-Control Termination), then, to the extent necessary to avoid the application of any additional tax or penalty under IRC Section 409A and consistent with the terms of the Plan, PSUs will vest effective as of the Participant’s Termination Date, but will not be released into the Participant’s UBS account until the first day of the seventh month following the Termination Date or on the Participant’s death or Disability if earlier. Upon vest, PSUs will convert into an equal number of shares of Common Stock (or cash) to be delivered to the Participant on the first day of the seventh month following the Termination Date. The value of the PSUs will be determined as of the date the shares are released, and the Participant shall be entitled to receive any dividend equivalents that are paid on the PSUs during the period between the vest date and the date the shares are released to the Participant, subject to the same payment timing requirements as the underlying PSUs.
Forfeiture of Award and Repayment of Realized Gains
PSUs will be immediately forfeited and a Participant will be obligated to repay to the Company the value realized from previously vested PSUs upon the occurrence of any of the following events:
(i)Termination for Cause (as defined in the LTIP);
(ii)The Committee determines that Award vesting was based on incorrect performance measurement calculations. In such event, vesting (and recoupment, if applicable) will be adjusted consistent with the actual corrected results;
(iii)A determination that the Participant engaged in conduct that could have constituted the basis for a Termination for Cause, including determinations made within three years following the Termination Date;

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(iv)Within twenty-four months following the Termination Date, the Participant:
(A)Solicits a Corporation employee, or individual who had been a Corporation employee within the previous three months, for an opportunity outside of the Corporation; or
(B)Publicly disparages the Corporation, its employees, directors, products, or otherwise makes a public statement that is materially detrimental to the interests of the Corporation or such individuals;
(v)At any time during the twelve-month period following the Termination Date,) the Participant becomes employed by, consults for, or otherwise renders services to any business entity or person that is: (A) a Competitive Business (as defined in Exhibit A to this Schedule of Terms); or (B) a Customer (as defined in Exhibit A to this Schedule of Terms) unless, in either case (A) or (B), the Participant has first obtained the consent of the Chief Human Resources Officer or her or his delegate. This restriction applies to Competitive Businesses and Customers of each business unit that employed the Participant within the two-year period prior to the Termination Date. The restrictions in this subparagraph apply to Participant’s (i) providing services to a Competitive Business or Customer in any capacity, (ii) providing services to a Competitive Business or Customer of a similar nature to those provided by Participant to the Corporation, and (iii) providing services to a Competitive Business or Customer in any capacity where the Corporation’s Trade Secrets or Confidential Information (as defined in Exhibit A to this Schedule of Terms) could, or would necessarily, be used to obtain an unfair advantage over the Corporation.
In addition to the provisions set forth above, and in consideration for the Participant’s opportunity to earn the Award, the Participant agrees to be bound by the restrictive covenants set forth in Exhibit A to this Schedule of Terms even if the Participant ultimately forfeits the Award or otherwise fails to receive any benefits in connection with the Award.
Notwithstanding the foregoing, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, the Participant understands and acknowledges that the Award may be subject to additional clawback and/or forfeiture provisions as set forth within any separate policy maintained by the Company from time to time, including without limitation any such provisions as may be required by SEC or stock exchange listing rules or otherwise, and of which the Company may require separate acknowledgement by the Participant at any time as a condition of receiving any amount with respect to this Award.

The Participant agrees that the foregoing restrictions are reasonable and that the value of the LTIP awards is reasonable consideration for accepting such restrictions and forfeiture contingencies. However, if any portion of this section is held by competent authority to be unenforceable or contrary to applicable law, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Participant acknowledges that this Award shall constitute compensation in satisfaction of these covenants. Further details concerning the forfeiture of awards and the obligation to repay gains realized from LTIP awards are set forth in Section 14(i) of the LTIP, which can be located at www.ubs.com/onesource/CARR. The provisions of

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subparagraphs (iv)(A) and (v) of this Section shall not apply to Participant if Participant lives or works in California prior to the Termination Date.
Adjustments
PSU Awards may be subject to adjustment under the terms of the Plan if the Corporation engages in a transaction affecting its capital structure, such as a merger, distribution of a special dividend, spin-off of a business unit, stock split, subdivision or consolidation of shares of Common Stock, or other events affecting the value of Common Stock.
Further information concerning capital adjustments is set forth in Section 3(d) of the LTIP, which can be located at www.ubs.com/onesource/CARR.
Change-in-Control
In the event of a Change-in-Control or restructuring of the Corporation, the Committee may, in its sole discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Participants. Such actions may include the acceleration of vesting, canceling an outstanding Award in exchange for its equivalent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Awards or Performance Goals, as the Committee may deem appropriate. In the event of a Change-In-Control where the PSUs are not replaced by a Replacement Award, the PSUs will fully vest and in accordance with Section 10(b) of the LTIP. Further details concerning Change-in-Control are set forth in Section 10 of the LTIP, which can be located at www.ubs.com/onesource/CARR.
Awards Not to Affect Certain Transactions
PSU Awards do not in any way affect the right of the Corporation or its shareowners to effect: (i) any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital or business structure; (ii) any merger or consolidation of the Corporation; (iii) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (iv) the dissolution or liquidation of the Corporation; (v) any sale or transfer of all or any part of its assets or business; or (vi) any other corporate act or proceeding.
Taxes / Withholding
The Participant acknowledges that, regardless of any action taken by the Company, the Participant is responsible for all income taxes, social insurance contributions, payroll taxes, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The Fair Market Value of Common Stock on the New York Stock Exchange on the date the taxable event occurs will be used to calculate taxable income realized from the PSUs. The provisions of Section 14(d) (Required Taxes) of the LTIP apply to this Award; provided that, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, as amended at the time that a taxable event occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding shares of Common Stock subject to the PSU Award having a Fair Market Value on the date of withholding

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equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee). The Company shall have the right to deduct directly from any payment or delivery of shares due to a Participant or from Participant’s regular compensation to effect compliance with all Tax-Related Items, including withholding and reporting with respect to the vesting of any PSU. Acceptance of an Award constitutes affirmative consent by Participant to such reporting and withholding. The Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, Participants must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, the Participant shall pay the Company any amount of Tax-Related Items that the Company is required to pay. The Company may refuse to distribute an Award if a Participant fails to comply with his or her obligations in connection with Tax-Related Items.
Important information about the U.S. Federal income tax consequences of LTIP Awards can be found in the LTIP Prospectus at www.ubs.com/onesource/CARR.

Non-assignability
Unless otherwise approved by the Committee or its delegate, no assignment or transfer of any right or interest of a Participant in any PSU Award, whether voluntary or involuntary, by operation of law or otherwise, is permitted except by will or the laws of descent and distribution. Any other attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved
Nothing in the LTIP or in any PSU Award shall confer upon any Participant the right to continued employment or service for any period of time, or affect any right that the Corporation may have to terminate the employment of any Participant at any time for any reason.
Administration
The Board of Directors of the Corporation has delegated the administration and interpretation of the Awards granted pursuant to the LTIP to the Compensation Committee. The Committee

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establishes such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee has, consistent with its charter and subject to certain limitations, delegated to the Chief Executive Officer and the Chief Human Resources Officer (and to such subordinates as he or she may further delegate) the authority to grant, administer, and interpret Awards, provided that, such delegation will not apply with respect to employees of the Corporation who are covered under Section 16 of the Securities Exchange Act of 1934, as amended, and to members of the Company’s Executive Leadership Team. Awards to these individuals will be granted, administered, and interpreted exclusively by the Committee. The Committee’s decision or that of its delegate on any matter related to an Award shall be binding, final, and conclusive on all parties in interest.
Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third-party administrators within or outside the country in which the Participant resides or works. All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements. If you do not want to have your personal data shared, you may choose to not accept this Award.
Company Compliance Policies
Participants must comply with the Company’s Code of Ethics and Corporate Policies and Procedures. Violations can result in the forfeiture of Awards and the obligation to repay previous gains realized from LTIP Awards. The Company’s Code of Ethics and Corporate Policy Manual are available online on the Company’s internal home page.
Interpretations
This Schedule of Terms provides a summary of terms applicable to the PSU Award. This Schedule of Terms and each Award Agreement are subject in all respects to the terms of the LTIP, which can be located at www.ubs.com/onesource/CARR. In the event that any provision of this Schedule of Terms or any Award Agreement is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Capitalized terms used but not otherwise defined herein shall have the meanings as defined in the LTIP. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Agreement will be determined by the Committee or its delegates, and such determination shall be final, binding, and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law

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The LTIP, this Schedule of Terms, and the Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the LTIP or Awards and requests for LTIP documents can be directed to:
    Stock Plan Administrator
StockPlanAdmin@carrier.com
OR
Carrier Global Corporation
Attn: Stock Plan Administrator
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record. It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.

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Exhibit A
Carrier Global Corporation 2020 Long-Term Incentive Plan
2025 Restrictive Covenant Addendum to Schedule of Terms
The Participant agrees that except where and to solely the extent prohibited by local law, in consideration for the opportunity to earn the Award set forth in this Schedule of Terms and the accompanying Award Agreement and regardless of whether benefits under the Schedule of Terms are actually realized by the Participant, the Participant shall comply with the following terms and conditions, including the Restrictive Covenants set forth below.
1.Acknowledgement
The Participant acknowledges that during his/her employment, the Participant will be provided with, will otherwise obtain, develop and/or use Trade Secrets or Confidential Information belonging to Carrier Global Corporation or its successor, Affiliates, and subsidiaries (the “Corporation”) or the Corporation’s partners or licensors. The Participant recognizes and agrees that the Corporation has a legitimate business interest in maintaining the confidentiality of its Trade Secrets or Confidential Information and a legitimate business interest and need in preserving and protecting itself from improper or unfair competition through the protection of Trade Secrets and Confidential Information.

The Participant also recognizes the highly competitive nature of the Corporation’s business and the investment the Corporation has made to develop and protect its Trade Secrets or Confidential Information and understands that if Trade Secrets or Confidential Information were to be disclosed in any manner that jeopardizes their value, including to a competitor or used for an improper purpose, the Corporation would be irreparably harmed.

Finally, the Participant acknowledges that his/her agreement to comply with the terms of this Exhibit may limit the Participant’s ability to work in a business similar to the business of the Corporation to the extent Participant’s work in such similar business would cause Participant to violate these terms; provided, however that the Participant agrees that, in light of the Participant’s education, skills, abilities and financial resources, the Participant shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Exhibit, any such limitations caused by the Restrictive Covenants.

2.Restrictive Covenants
The Participant acknowledges and agrees that he/she shall be bound by and shall abide by the following restrictive covenants which are necessary to protect the Corporation’s legitimate business interests:
a.Confidentiality
(i)Participant agrees that during and after his/her employment with the Corporation, Participant shall hold in the strictest confidence, and shall take all reasonable precautions to prevent any unauthorized use or disclosure of Corporation Confidential Information.
(ii)Without limiting Section 2(a)(i) above, Participant shall not (A) use the Corporation Confidential Information for any purpose other than for the benefit of

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the Corporation in the course of his/her employment and authorized activities, or as otherwise directed in writing by the Corporation, or (B) disclose the Corporation Confidential Information to any third party without prior written authorization from the Corporation.
(iii)If any disclosure restricted under this Section 2(a) is compelled by applicable law, prior to any such disclosure Participant shall (A) provide prompt prior written notice (if allowed by law) to the Corporation’s General Counsel, and (B) take reasonable steps to prevent disclosure of such Corporation Confidential Information until the Corporation has been informed of such required disclosure and has had a reasonable opportunity to take protective measures such as seeking a protective order. Further, nothing in this Exhibit in any way prohibits or is intended to restrict or impede any right the Participant may have under Section 7 of the National Labor Relations Act, including the exercise of protected rights to the extent that such rights cannot be waived by agreement.
(iv)Participant acknowledges and agrees that he/she obtains no title, right, or license in or to any Corporation Confidential Information, and that as between the Corporation and Participant, the Corporation retains all Corporation Confidential Information as its sole property.
(v)Participant acknowledges and agrees that his/her obligations under this Section 2(a) shall continue after termination of his/her employment, including with respect to Trade Secrets and Confidential Information for so long as such Trade Secrets and Confidential Information remain trade secrets or confidential under applicable law.
(vi)Notwithstanding any other provisions of this Section 2(a), pursuant to 18 USC Section 1833(b), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Trade Secrets or Confidential Information that is made: (A) confidentially to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Participant may disclose such Trade Secrets or Confidential Information to the Participant’s attorney and use the trade secret or confidential information in related court proceedings; provided that, the Participant files any document containing the trade secret or confidential information under seal and does not disclose the trade secret or confidential information, except pursuant to court order.
(vii)The provisions of this Exhibit are not intended to and shall be interpreted in a manner that does not, limit or restrict the Participant from (A) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934) or (B) discussing the terms, wages, and working conditions of Participant’s employment, as protected by applicable law.
b.Non-Competition

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To further ensure the protection of the Corporation’s Trade Secrets or Confidential Information, the Participant agrees that during the Participant’s employment by the Corporation and during the Restrictive Period, that the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), accept employment with or provide services in any form to (including serving as a director or entering into a consulting relationship or similar arrangement) any person or entity engaged in any business venture that is deemed to be a Competitive Business. The restrictions in this subparagraph apply to Participant’s (i) providing services to a Competitive Business in any capacity, (ii) providing services to a Competitive Business of a similar nature to those provided by Participant to the Corporation, and (iii) providing services to a Competitive Business in any capacity where the Corporation’s Trade Secrets or Confidential Information could, or would necessarily, be used to obtain an unfair advantage over the Corporation. Notwithstanding the foregoing, it shall not be considered a breach of this Section 2(b) for the Participant to be a passive owner of not more than 5% of the outstanding stock or other securities or interests of a public company that is a Competitive Business, so long as the Participant has no direct or indirect active participation in the business or management of such corporation or entity.
c.Non-Solicitation – Employees
In consideration of the significant time and resources the Corporation has invested and will continue to invest to recruit and retain its employees, as well as the valuable information that the Participant has obtained about Corporation employees, including their respective talents and areas of expertise, the Participant agrees that during the Participant’s employment by the Corporation and during the Restrictive Period, the Participant will not, directly or indirectly, on his/her own behalf or on behalf of another: (i) solicit, recruit, aid or induce any employee of the Corporation to leave their employment with the Corporation in order to accept employment with or render services to another person or entity unaffiliated with the Corporation, or (ii) hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

d.Non-Solicitation – Customers, Suppliers, Licensees, Business Partners and Vendors
In consideration of the significant time and resources the Corporation has invested and will continue to invest to develop relationships and foster goodwill with its Customers as well as the valuable information the Participant has learned about the Corporation’s Customers during his/her employment, the Participant agrees that during the Participant’s employment by the Corporation and during the Restrictive Period that he or she will not directly or indirectly, for the Participant’s own account or for others, (A) solicit or assist others in soliciting or attempt to solicit (or assist others in attempting to solicit)
(i) any existing Customers with whom the Participant had contact, or of whom the Participant became aware while employed by the Corporation during the two (2) year period prior to the Participant’s Termination of Employment, or (ii) any prospective Customers of the Corporation with whom the Participant had contact and with whom the Corporation took significant steps to do business during the two (2) year period prior to

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the Participant’s Termination of Employment, for the purpose of inducing such existing or prospective Customers to cease doing business or reduce their business with the Corporation or to purchase, lease or utilize products or services that are competitive with, similar to, or that may be used as substitutes for any products or services offered by the Corporation, or (B) otherwise interfere with the relationship of the Corporation with any of its Customers.
e.Non-Disparagement
The Participant agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Corporation or any member of the board of directors or any executive officer of the Corporation in their capacity as such. Nothing in this Exhibit or elsewhere shall prevent the Participant from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other proceeding permitted under this Exhibit and/or the Plan, as applicable.

The Participant acknowledges and agrees that the Participant has had the opportunity to seek the advice of counsel in connection with this Exhibit and that the Restrictive Covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. The Participant further acknowledges and agrees that the opportunity to earn the Award(s) is reasonable consideration for accepting such restrictions. The provisions of Sections 2(b), 2(c), and 2(d) shall not apply to Participant if Participant lives or works in California prior to the date of Participant’s termination of employment.
3.Defined Terms

Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan or the Schedule of Terms for the Award(s), as applicable.

Competitive Business: shall mean any person, firm, corporation, or other entity that is
(i) located in a region with respect to which the Participant had substantial responsibilities during the final two (2) years of the Participant’s employment by the Corporation and is (ii) competitive, with (A) the business unit(s) of the Corporation the Participant was employed with during the final two (2) years of the Participant’s employment (including any prospective business to be developed or acquired that was proposed at the date of termination and of which the Participant was aware), or (B) any other business of the Corporation with respect to which the Participant had substantial exposure during the final two (2) years of such employment. The determination of status of a person or entity as a Competitive Business will be made by the Chief Human Resources Officer of the Corporation (or his/her delegate) in his/her sole discretion.

Customer: shall mean the Corporation’s customers, suppliers, licensees, business partners, and/or vendors.

Restrictive Period: shall mean the one (1) year period following the Participant’s termination of employment with the Corporation for any reason. Notwithstanding the foregoing, with respect to the Corporation’s Chief Executive Officer, and the executives serving as segment and functional leaders who directly report to the Corporation’s Chief

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Executive Officer, the Restrictive Period shall mean the two (2) year period following the Participant’s termination of employment with the Corporation for any reason.

Confidential Information: shall mean any information that the Corporation has developed, or will develop, acquire, license, create, compile, discover or own, that (i) is proprietary or otherwise has value in or to the Corporation’s current or future business activities, (ii) is not generally known to the public, and (iii) the unauthorized disclosure or use of which could be detrimental to the interests of the Corporation, whether or not such information is identified or marked as “Confidential,” “Proprietary,” or the like. Confidential information shall not be considered generally known to the public if it is disclosed or revealed without authorization, including being disclosed improperly to the public by the Participant or others without the Corporation’s express written consent and/or in violation of an obligation of confidentiality to the Corporation. Corporation Confidential Information includes both information disclosed by or for the Corporation to Participant, and information or materials developed or learned by Participant during the course of Participant’s employment with the Corporation. By way of example, and without limitation, Corporation Confidential Information includes the Corporation’s technical data, Trade Secrets, or know-how, including, but not limited to, customer and supplier contacts, confidential information about customers, pricing, margins, business plans, marketing plans, financial data, business and customer strategies, methods or techniques of manufacturing or producing the products manufactured or produced by the Corporation, formulations, technical know- how, formulae, research, development and production information, processes, designs, software, solutions, patent applications and plans or proposals related to the foregoing. Notwithstanding the foregoing, Corporation Confidential Information shall not include any such information which Participant can establish via documentation: (i) was publicly known or made generally available to the public prior to the time of disclosure by or for the Company to Participant; (ii) becomes publicly known or made generally available after disclosure by or for the Corporation to Participant through no wrongful action or omission by Participant or any third party; or (iii) is in Participant’s rightful possession, without confidentiality obligations, prior to the time of disclosure by or for the Corporation to Participant, as shown by Participant’s then-contemporaneous written records. .

Trade Secrets: shall mean any Confidential Information that is not readily ascertainable by others, provides the Corporation a competitive advantage, and which the Corporation takes reasonable measures to keep secret.
4.Miscellaneous
a.Governing Law
This Exhibit will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Exhibit, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
b.Interaction

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Except as set forth below, this Exhibit and the Restrictive Covenants contained herein shall be in addition to, and not in lieu of, any other restrictive covenants that are or may be applicable to the Participant, including without limitation (i) the forfeiture and clawback provisions set forth in the Plan and Schedule of Terms, (ii) the restrictive covenants described in the Carrier Global Corporation Senior Executive Severance Plan, as in effect from time to time, (iii) if applicable, the restrictive covenants in the Executive Leadership Group Agreement that the Participant entered into when he/she was appointed to United Technologies Corporation’s Executive Leadership Group (“ELG”), (iv) if applicable, the restrictive covenants in the ELG Restricted Stock Unit Retention Award Schedule of Terms that was provided to the Participant when he/she became a member of United Technologies Corporation’s Executive Leadership Group and (v) the restrictive covenants described in the Carrier Global Corporation Change in Control Severance Plan, as in effect from time to time.
Notwithstanding the foregoing, to the extent that any of the Restrictive Covenants set forth in Section 2 of this Exhibit would invalidate or conflict with restrictive covenants that are similar in nature and that: (i) were independently agreed to in an employment agreement negotiated by and between the Participant and the Corporation, and (ii) provide comparable or greater protections and remedies to the Corporation, those specific Restrictive Covenants shall be deemed inapplicable with respect to the Participant.
c.Validity; Severability; Blue Pencil
It is the desire and intent of the parties hereto that the provisions of this Exhibit shall be enforced to the fullest extent legally-permissible. As such, the parties agree that the provisions of this Exhibit and obligations of the parties are severable, and that if it is determined that any part or portion of this Exhibit is invalid or unenforceable, the remainder of the provisions of this Exhibit shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision- maker of competent jurisdiction determines that any of the covenants in this Exhibit is unenforceable because of the duration or geographic scope of such provision, then, after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such provision shall be enforced.
d.Remedies
The Participant acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Exhibit would be inadequate and therefore agrees that in addition to any remedies that may be available to the Corporation under the Terms of the Plan or the Schedule of Terms, the Corporation shall be entitled to injunctive relief in case of any such breach or threatened breach. In the event that a court determines that the Participant has breached or threatened to breach this Exhibit, the Participant agrees to reimburse the Corporation for all attorneys’ fees and costs incurred in enforcing the terms of the Exhibit. However, nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available for any such breach or threatened breach against the Participant or the Participant’s then-current employer that may also include but not be limited to contract damages, lost profits and punitive damages.

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e.Participant’s Future Employer
To enable the Corporation to monitor compliance with this Exhibit, the Participant agrees that upon the termination of his/her employment for any reason and for the duration of the Restrictive Period, that he/she will advise the Corporation of the name and address of his/her intended future employer. Furthermore, for the duration of the Restrictive Period, the Participant will inform each new employer, prior to accepting employment, of the existence of this Exhibit and provide that employer with a copy of it. The Corporation has the right to inform any future employer of the existence of this Exhibit and to provide any future employers with a copy of it.

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f.Assignment
This Exhibit (including Section 2 hereof) shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation may assign this Exhibit (including this Section 2), without the Participant’s consent to, including but not limited to, any of the entities within the Corporation or to any successor (whether by merger, purchase, bankruptcy, reorganization or otherwise) to all or substantially all of the equity, assets or businesses of the Corporation. The Participant may not assign the Exhibit (or the obligations set forth in this Section 2).
g.No Contract
Neither the Award, the applicable Schedule of Terms for the Award, this Exhibit, nor the Plan constitute a contract of employment; nor do they guarantee the Participant’s continued employment for any period required for all or any of the Participant’s Awards to vest become exercisable, be earned or be paid out.

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